Exhibit 10.1
Execution Copy
SEPARATION, CONSULTING, AND MUTUAL GENERAL RELEASE AGREEMENT
THIS SEPARATION, CONSULTING, AND MUTUAL GENERAL RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Donald E. Royer (“Royer”) and Signature Group Holdings, Inc. a Nevada corporation (herein “Signature” or “the Company”), formerly known as Fremont General Corporation (“Fremont”), and successor in interest by merger as of June 11, 2010 (the “Effective Date”), to Fremont Reorganizing Corporation (“FRC”), also formerly known as Fremont Investment & Loan (hereinafter “FIL”). Royer and Signature are collectively referred to herein as the “Parties”.
WHEREAS, on June 4, 2010, Royer pursuant to the terms of Section 9 (a) (iv) of the Employment Agreement entered into by Royer, the Company and FRC, provided advance thirty (30) days written notice of his resignation from the position of Executive Vice President and General Counsel of the Company and FRC; and
WHEREAS, effective as of July 5, 2010, the Company’s Board of Directors accepted the resignation of Royer and the employment agreement dated November 9, 2007 between the Company and Royer was terminated effective as of July 5, 2010; and
WHEREAS, the Company requested Royer to continue to provide services to the Company after July 5, 2010, as the Company’s interim acting Chief Operating Officer and as the Company’s interim acting Chief Legal Officer and so as to assist the Company’s Senior Executive Management with the ongoing legal, business and strategic operations of the Company, immediately following its successful Chapter 11, reorganization and to facilitate a transition of the legal and operational responsibilities present at the Company; and

WHEREAS, Royer agreed to be subsequently employed by the Company on a month to month “at will” basis subsequent to July 5, 2010 and Royer continued to provide assistance and support to the Company and to the Company’s Senior Management team through October 1, 2010; and
WHEREAS, the Company desires to document and enter into a consulting agreement with Royer by which the Company will continue to have the assistance, support, counsel and advice of Royer for the period from October 2, 2010 through and including December 31, 2010 and thereafter, as herein provided; and
WHEREAS, the Company and Royer have agreed upon a separation arrangement; and
WHEREAS, upon the conclusion of the parties’ employment relationship, (i.e., effective as of October 1, 2010, the Parties desire to engage Royer as an Independent Consultant on the terms and conditions set forth herein; and
WHEREAS, the Parties desire to settle, fully and finally, differences between them which may exist in connection with the employment relationship and the negotiated termination of that relationship, as well as any related unknown and/or unasserted claims, in order to avoid the risks and costs of litigation;

NOW, THEREFORE, for good and valuable consideration, the Parties to this Agreement hereby agree as follows:
1. Payments To Royer — In consideration of the covenants undertaken and releases given herein by Royer, and in full satisfaction of the obligations of the Company under that certain Employment Agreement dated November 9, 2007, (the “Employment Agreement.”), and in recognition of Royer’s performance as Executive Vice President and General Counsel during his employment with the Company through July 5, 2010, and thereafter as the Company’s acting interim Chief Operating Officer and acting interim Chief Legal Officer for the period from July 5, 2010 through October 1, 2010, which October 1, 2010 date shall be deemed by the Parties to be the effective date of Royer’s termination of employment from the Company (herein the “Termination Date”), and in recognition of Royer’s agreement to provide continued consulting services to Company as set forth herein:
a. Effective as of October 2, 2010, Royer will be retained by the Company as an Independent Consultant and as may be requested by the Company through the Company’s Senior Management or Board of Directors, Royer will continue to provide services, counsel and advice to the Company, when and as requested from time to time by the Company’s Senior Management and the Company will compensate Royer for the period October 2, 2010 through December 31, 2010 in the amount of $124,000 (October 2, 2010- through December 31, 2010), which payment or payments through December 31, 2010, as may be made by the Company, shall be paid pursuant to Paragraph 1 e., below and reported at year end 2011 as compensation paid to Royer by way of Form 1099.

b. In addition to the consulting payment(s) to be made pursuant to paragraph 1 a, above, the Company will pay to Royer the total severance amount of Five Hundred Thousand Dollars ($500,000.00), less standard withholdings and deductions, provided that Royer executes and does not revoke this Agreement (all as provided in Paragraph 14 below). The severance payment under this Paragraph shall be subject to applicable withholding and deductions as required by federal and state law and shall be reported at year end 2011 via Form W-2 and shall be paid to Royer pursuant to Paragraph 1 e., below.
c. The Company will pay to Royer, for reimbursement of certain legal expenses incurred by Royer during the course of his employment and in connection with the Chapter 11 proceeding commenced by Fremont General Corporation and the preparation of this Agreement the amount of $12,159.89. Royer shall submit to the Company a copy of the invoices and payments made by Royer to document and evidence the legal expenses incurred by Royer. The Company’s payment and reimbursement of Royer’s legal expenses made under this provision shall be made to Royer or his counsel pursuant to Paragraph 1 e., below.
d. Notwithstanding all of the dates referenced in Paragraph 1, the Company shall not take any action hereunder, including but not limited to the payment of any severance amounts, until Royer has executed this Agreement, returned the executed Agreement to the Company, and Royer’s time to revoke this Agreement has expired without Royer revoking this Agreement.

e. The Company shall pay Royer the payment amounts noted above in Paragraphs 1(a), (b) and (c), in four (4) equal quarterly installments, with such quarterly installment payments commencing on January 1, April 1, July 1, and October 1, 2011. Except for the payments to be made under Paragraphs 1(a), (b) and (c) hereof, the Company shall be absolved of its obligation to make any future payments to Royer in the event that Royer fails to provide consulting services in accordance with the terms of this Agreement.
2. As of the Termination Date, Royer has resigned all of his officer and director positions with the Company and their subsidiaries.
3. Group medical insurance coverage will continue to be provided to Royer under the provisions of COBRA for up to eighteen (18) months after Royer’s Termination Date, provided Royer properly elects to enroll and obtain continued coverage under COBRA. Should Royer elect to continue coverage benefits under COBRA, Royer will be responsible for any COBRA premiums to be paid.
4. Royer shall direct all employment-verification inquiries to the Company’s Human Resource Director or, in the absence of such an employee, the Company’s Chief Executive Officer. In the event a prospective employer asks for an employment reference, the Company will verify the basic facts of Royer’s employment, to wit: date of hire, job titles and job assignments during his tenure, and the date of his resignation. No other information will be provided by the Company in response to any request for information, in accordance with the Company’s general policy.

5. Non Disparagement — Royer and the Company agree that Royer and the Company’s Officers and Directors will refrain from all communications of any kind which disparage the reputation of the Company or Royer or any of the Company’s former or current directors, officers, employees, agents, shareholders, attorneys and consultants, except to the extent required by Court order, by the proper inquiry of a state or federal governmental agency, or by a subpoena to testify issued by a Court of competent jurisdiction.
6. Consulting Services — In order to allow a smooth transition and not disrupt Company’s business operations following Royer’s Termination Date, upon Company’s request, Royer agrees to provide Company with his independent consulting services, which services include Royer providing to the Company any information and assistance (including, but not limited to, truthfully cooperating and honestly assisting Company, to the best of Royer’s ability) that the Company deems necessary, consistent with Royer’s historic services to Company and Royer’s skills and abilities, in a reasonable, timely, and clear manner, including, but not limited to, preparing for and attending court proceedings, preparing for and attending depositions, assisting with the formulation of legal strategies, and attending meetings (whether in person or telephonically).
a. Subsequent to December 31, 2010, if the Company should require or seek to have Royer provide consulting services, then the Company shall pay Royer Three Hundred Dollars ($300.00) per hour for each and every hour, with such payments being reported at year’s end via Form 1099. As to any consulting services that Company should request Royer to provide, Royer will make good-faith, commercially reasonable efforts to be available, to provide such services, and subject to Royer’s then-existing professional commitments. Royer shall periodically (monthly) submit Statement(s) detailing the number of hours and identifying the specific matters worked on during the month at the request of the Company, for all such Consulting Services worked performed by Royer commencing on January 1, 2011. Such Statements shall be reviewed and if approved by the Company shall be paid within thirty (30) days after receipt by the Company.

b. Company and Royer will work together in good faith to try to find mutually agreeable times for Royer to provide consulting services as may be subsequently requested hereunder, consistent with Company’s business needs and Royer’s professional work and personal commitments.
c. To the extent Royer is required to assist Company in this manner, Company will reimburse Royer for reasonable out-of-pocket expenses documented and associated with Royer’s assistance.
d. In providing said consulting services, Royer and Company intend that Royer shall be an independent contractor to the Company, and not an employee, agent, joint venturer, or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Royer. Royer is not subject to daily supervision by Company concerning how, when and in what order Royer’s consulting services are to be performed, and will not be required to undergo training in any particular manner or method of performance by Company. Royer is free at all times to conduct his business in such manner as he sees fit, including through the provision of consulting services to other entities. Royer may allocate whatever portion of his time is required to providing the requested services to Company as he may deem proper, and may operate on his own schedule and on a non-exclusive basis with Company. Royer is not entitled to participate in any employee benefits plans provided by Company, including, but not limited to, group health insurance, vacation pay, sick pay, and any profit sharing plan.

7. Except as to such rights or claims as may be created by this Agreement, Royer, on behalf of himself and any heirs, executors, administrators, marital community, or assigns which he has or may have at any time in the future, hereby irrevocably and unconditionally remises, releases, forever discharges and covenants not to sue the Company, and any predecessor, successor, parent, subsidiary or affiliated corporation, and all present or former shareholders, directors, officers, agents, employees, representatives, and attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, concealed or hidden, fixed or contingent, which Royer ever had, now has, or hereafter may have against the Releasees, from the beginning of time to the date of this Agreement, including but not limited to any claims arising from any alleged violation of any federal, state or local statutes, ordinances or common law, including but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (29 U.S.C. Section 621 et seq.), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act, the California Constitution, the California Government Code, the California Labor Code, the California Civil Code, the California Business & Professions Code, the California Penal Code, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance (the “Settled Claims”). The Company acknowledges that nothing in this Agreement in any way limits or affects the Company’s indemnity obligations to Royer, as contained in various agreements between Royer and the Company, including but not limited to the obligations contained in Indemnification Agreements dated December 13, 2007, January 8, 2008, and June 11, 2010, and under any applicable law and common law rights as well arising from employment.

8. Except as to such rights or claims as may be created by this Agreement, the Company and its predecessor, successor, parent, subsidiary or affiliated corporations, hereby irrevocably and unconditionally remises, releases, forever discharges, and covenants not to sue Royer from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, concealed or hidden, fixed or contingent, which the Company ever had, now has, or hereafter may have against Royer, from the beginning of time to the date of this Agreement, arising from or relating to Royer’s employment relationship with the Company, provided, however, that such release of Royer shall not extend to any claims, known or unknown, suspected or unsuspected, against Royer which arise out of facts which are finally adjudged by a court of competent jurisdiction to be a willful breach of fiduciary duty or a crime under any federal, state, or local statute, law, ordinance or regulation, or which are based upon facts which give rise to a recovery by Company under any applicable policies of insurance solely as a result of actions or omissions by Royer and as to which the insurer has a right to subrogation against Royer.

9. Except as necessary to enforce the rights set forth in this Agreement, Royer agrees, promises and covenants that neither he nor any person, organization, or other entity acting on his behalf, will file, charge, claim, sue, participate or testify in (except as required by law), or join or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other) against the Releasees with respect to the Settled Claims which are the subject of this Agreement, except as compelled by order of a court or as necessary to participate in an investigation or proceeding conducted by the DFEH, EEOC, or other governmental agency. Except as necessary to enforce the rights set forth in this Agreement, the Company agrees, promises and covenants that neither it nor any person, organization, or other entity acting on its behalf, will file, charge, claim, sue, participate or testify in (except as required by law), or join or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other) against Royer with respect to the claims released in Paragraph 6, except as compelled by order of a court or as necessary to participate in an investigation or proceeding conducted by the DFEH, EEOC, or other governmental agency.

10. Royer acknowledges and understands that this Agreement does not prohibit Royer from filing an administrative charge or claim with: (a) the Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized by the EEOC to accept such charge or claim, or (b) the National Labor Relations Board. This Agreement does, however, preclude Royer from receiving any monetary, injunctive, or other personal relief related in whole or in part to claims released in this Agreement. Should any individual or entity who is not subject to this Agreement bring an administrative charge, claim, or action against Company or any Releasee that results in assignable recovery or relief for Royer, Royer waives any right to such recovery or relief and specifically assigns to Company and/or any Releasee, as the case may be, the right to any such recovery or relief arising from such proceeding.

11. Royer represents and warrants that he has all right, title and interest in, and that he has neither conveyed, transferred, assigned, or hypothecated, nor purported to convey, transfer, assign or hypothecate, either voluntarily or by operation of law, any of the claims released pursuant to this Agreement. Royer further represents and warrants that no other person, organization, or entity has been subrogated to any of the claims released pursuant to this Agreement. The Company represents and warrants that it has all right, title and interest in, and that it has neither conveyed, transferred, assigned, or hypothecated, nor purported to convey, transfer, assign or hypothecate, either voluntarily or by operation of law, any of the claims released pursuant to this Agreement. The Company further represents and warrants that no other person, organization, or entity has been subrogated to any of the claims released pursuant to this Agreement.
12. This Agreement is not and shall not in any way be construed as an admission by the Company that it violated any federal, state or local law, statute, ordinance or regulation or common law or any other legal or equitable obligation that it has, or ever had, to Royer, nor shall this Agreement be construed as an admission of, or finding with respect to, any disputed fact or legal contention. Rather, this Agreement constitutes the good faith settlement of disputed claims, and the Company specifically disclaims any liability to Royer on the part of itself, any predecessor, successor, parent, subsidiary or affiliated corporation and its present and former shareholders, attorneys, officers, agents, employees, and representatives. This Agreement is not and shall not in any way be construed as an admission by Royer that he violated any federal, state or local law, statute, ordinance or regulation or common law or any other legal or equitable obligation that he has, or ever had, to the Company, nor shall this Agreement be construed as an admission of, or finding with respect to, any disputed fact or legal contention. Rather, this Agreement constitutes the good faith settlement of disputed claims, and Royer specifically disclaims any liability to the Company.

13. In order to achieve a full and complete release of the Releasees, Royer acknowledges that the release in this Agreement is also intended to include in its effect all such Settled Claims whether or not Royer knows or suspects them to exist in his favor at the time that he signs this Agreement. Accordingly, Royer waives all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and any similar state laws with respect to the Settled Claims, and does so understanding the significance of that waiver. In order to achieve a full and complete release of Royer, the Company acknowledges that the release in this Agreement is also intended to include in its effect all such claims released by the Company, whether or not the Company knows or suspects them to exist in its favor at the time that it signs this Agreement. Accordingly, the Company waives all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and any similar state laws with respect to the claims released in this Agreement, and does so understanding the significance of that waiver. Section 1542 provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

14. Royer understands and agrees that, by entering into this Agreement: (a) he will on the specific payment installment dates noted above receive consideration beyond that to which he was previously entitled; (b) he has been advised to consult with an attorney before signing this Agreement and he has thoroughly discussed all aspects of this Agreement with his attorney to the extent he wished to do so; and (c) he has been offered the opportunity to evaluate the terms of this Agreement for not less than forty-five (45) days prior to his execution of this Agreement. Any changes, whether material or immaterial, made to this Agreement after it was first presented to Royer shall not restart the running of the 45-day consideration period. Royer may revoke this Agreement by providing written notice to the Company as specified in Paragraph 27 below so that such notice is received by the Company no later than seven (7) days after Royer’s execution of the Agreement, and this Agreement shall become enforceable only upon the expiration of this revocation period without prior revocation by Royer.
15. Royer is hereby informed that:
a. The Company’s Executive Vice President and Chief Financial Officer (Thea Stuedli), Executive Vice President, Chief Administrative Officer, Interim President and Interim Chief Executive Officer (Richard A. Sanchez), and Executive Vice President and General Counsel (Donald E. Royer) constitute the decisional unit and will be considered for individually negotiated severance benefits based upon their individual cooperation and contributions to the Company since its emergence from bankruptcy on June 11, 2010.

b. The employment relationship between the above-listed executives who constitute the decisional unit and the Company has ended due to, in the Company’s opinion, the executives’ resignation of employment.
c. Employee is not eligible to participate in and receive a benefit under this Agreement:
i. unless employee signs this Agreement in accordance with the terms hereof; or
ii. if dismissed for a reason other than work force reduction or job elimination (including, but not limited to, unsatisfactory performance, violation of Company policy or procedures, theft or dishonesty, insubordination, misconduct, and/or the unauthorized use or disclosure of proprietary, confidential and/or trade-secret information) regardless of whether the employee has received a notice of involuntary termination that would otherwise qualify the employee for severance benefits.
d. Employee is presented, on Exhibit A hereto, a listing of the job titles and ages (as of December 31, 2010) of all employees in the decisional unit who are eligible for and were offered an individually negotiated severance package, and the job titles and ages (as of December 31, 2010) of all employees in the same decisional unit who were not who are not eligible for and were not offered an individually negotiated severance package.

16. Royer acknowledges that, by reason of Royer’s position with Company, Royer has been given access to lists of customers, prices, business plans, financial data, and similar confidential and proprietary materials and information regarding the Company’s and its clients’ business affairs. Royer represents that Royer has held all such information confidential and will continue to do so, and that Royer will not publish or disclose and will not use such information and relationships for any business (which term herein includes a partnership, firm, corporation or any other entity) without the prior written consent of Company. Without the prior written consent of the Company, Royer agrees that for a period of eighteen (18) months immediately following the termination of Royer’s employment with the Company, (i.e., as an “At-Will” employee terminated effective October 1, 2010), Royer shall not directly or indirectly solicit, induce, recruit, or encourage to leave the employment of the Company (as an employee, independent contractor, or otherwise), such conduct is referred to as “solicitation” any person who is then employed by the Company and/or its affiliates or who left the employ of the Company and /or its affiliates less than one (1) year prior to the solicitation.
17. As a result of the sums paid pursuant to this Agreement, Royer acknowledges and agrees that no earned wages are due to Royer for any period of Royer’s employment with Company. Consequently, California Labor Code Section 206.5 is not applicable to the resolution of this matter by the parties hereto. Section 206.5 provides in pertinent part as follows:
No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wage has been made.

18. Royer agrees that Company has not made any representation to Royer regarding the legal tax consequences of any funds received pursuant to this Agreement. Royer agrees to pay any federal or state taxes remaining due that may be required to be paid with respect to this Agreement and agrees to indemnify and hold Company and all Releasees harmless for any of Royer’s tax liability whatsoever.
19. Royer represents that Royer has not sustained any work-related injury or illness during Royer’s employment with Company, and that Royer has not filed any and has no intention of filing a claim for workers’ compensation benefits arising out of, or in the course of, Royer’s employment with Company. After execution of this Agreement, Company may, but is not required to, present for approval to the Workers’ Compensation Appeals Board an appropriate stipulation or compromise and release extinguishing any and all rights or claims Royer may have under applicable workers’ compensation provisions. Royer will cooperate fully in the execution of this documentation.
20. This Agreement shall be governed by, construed, and interpreted according to the substantive laws of the State of California. This Agreement may be executed in counterparts, but shall be construed as if signed in one document.

21. No Party, nor any attorney for any Party, shall be deemed the drafter of this Agreement for the purpose of interpreting or construing any of the provisions hereof, and no rule of construction resolving any ambiguity against the drafting party shall be applicable to this Agreement. The language in all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Company or Royer. Section headings in this Agreement are for convenience only and are not to be construed as a part of this Agreement or in any way limiting or amplifying the provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identifications of the person or persons, firm or firms, corporation or corporations may require.
22. The Parties will execute such further papers or documents as shall be necessary or proper in order to fulfill the terms and conditions of this Agreement.
23. This Agreement and the terms and conditions hereof were determined in arms’ length negotiations by, between, and among the Parties and represent a final, mutually agreeable, compromise.
24. This Agreement may not be revoked, amended, modified, or altered except through a written agreement executed by both of the Parties.
25. If any term or provision of this Agreement, except for a term or provision relating to the core purpose of this Agreement, is determined to be illegal or invalid, said illegal or invalid terms or provisions shall not be deemed to be a part of this Agreement and the validity of the remaining terms or provisions shall not be affected thereby.

26. All claims, disputes, and other matters in question arising out of, or relating to, this Agreement or the alleged breach thereof shall be decided by confidential arbitration in Orange County, California in accordance with the employment dispute rules of JAMS unless the Parties mutually agree otherwise. In any such arbitration, the prevailing Party shall be entitled to an award of reasonable costs and attorney’s fees, in addition to any other appropriate relief. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.
27. All notices, requests, demands, and other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, transmitted by fax machine, or mailed first class, postage prepaid, or by registered or certified mail, as follows:
If to Signature Group Holdings, Inc.:
Craig Noell
Chief Executive Officer & President
15303 Ventura Blvd., Suite 1600
Sherman Oaks, CA 91403
Telephone: 805-409-4339 Facsimile: (818) 743-7765
With copies to:
David A. Wimmer, Esq.
Swerdlow Florence Sanchez Swerdlow & Wimmer
9401 Wilshire Blvd., Suite 828
Beverly Hills, CA 90212
Telephone: 310-288-3980 x8201 Facsimile: 310-273-8680
And to:
John P. Schafer, Esq.
Manderson, Schafer & McKinlay, LLP
4695 MacArthur Court, Suite 1270
Newport Beach, CA 92660
Telephone: 949-788-1038 Facsimile: 949-209-0336

If to Donald E. Royer:
Donald E. Royer, Esq.
183 Monarch Bay
Dana Point, California 92629
Telephone: 714-397-9170
With a copy to:
Theresa A. Kading, Esq.
Hodel Briggs Winter LLP
8105 Irvine Center Drive, Suite 1400
Irvine, California 92618
Telephone: (949) 450-8040
28. This Agreement, including all exhibits hereto, sets forth the entire, complete and final agreement between the Parties hereto, and fully supersedes any and all prior agreements or understandings between the Parties hereto pertaining to the subject matter hereof, including but not limited to the Employment Agreement(s). There are no other agreements, written or oral, express or implied, between the Parties concerning the subject matter of this Agreement which are not incorporated herein.
29. Royer represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement and that he has been given an opportunity to discuss all aspects of this Agreement with his counsel and that he is voluntarily entering into this Agreement with full and complete understanding of the terms and effects hereof. The Company represents and certifies that it has carefully read and fully understands all of the provisions and effects of this Agreement and that it has been given an opportunity to discuss all aspects of this Agreement with its counsel and that it is voluntarily entering into this Agreement with full and complete understanding of the terms and effects hereof. No Party, nor any Party’s agents, representatives or attorneys have made any representations concerning the terms or effects of this Agreement other than those contained herein.

30. Royer acknowledges that any and all obligations of the Company under that certain Employment Agreement dated November 9, 2007 between Royer, Fremont, and FRC are hereby terminated as of the Termination Date. The Company acknowledges that any and all obligations of Royer under the Employment Agreement are hereby terminated as of the Termination Date, notwithstanding Paragraph 18 of the Employment Agreement, and that Royer has no continuing or further obligations to the Company under the Employment Agreement. Royer further acknowledges and represents that any prior employment agreements with the Company, including the Employment Agreement, have been terminated as of the Termination Date and are no further force or effect upon the Parties.
[Signatures on the next page.]

EXECUTED this 27th day of December, 2010, at Orange County, California.

/s/ Donald E. Royer
EXECUTED this 22nd day of December, 2010, at Los Angeles County, California.

Signature Group Holdings, Inc.

/s/ Craig F. Noell By: Craig Noell
Its: Chief Executive Officer & President

EXHIBIT A
Employees in Decisional Unit Eligible For Severance Plan:

Job Classification	Age (as of December 31, 2010)
Executive Vice President and Chief Financial Officer	REDACTED

Executive Vice President, Chief Administrative Officer, Interim President and Interim Chief Executive Officer	REDACTED

Executive Vice President and General Counsel	REDACTED

Employees in Decisional Unit Not Offered Severance Plan:

Job Classification	Age

NONE

ACKNOWLEDGMENT AND WAIVER
I, Donald E. Royer, hereby acknowledge that I was given 45 days to consider the foregoing Agreement and knowingly and voluntarily chose to sign the Agreement prior to the expiration of the 45-day period. I have not been induced to sign this Agreement prior to the expiration of the 45-day period through fraud, misrepresentation, threat to withdraw or alter the Agreement prior to the expiration of the 45-day period, or by providing different terms to me if I choose to sign the Agreement prior to the expiration of the 45-day period.
I declare under penalty of perjury under the laws of the State of California and the United States of America that the foregoing is true and correct.
EXECUTED this 27th day of December, 2010, at Orange County, California.

/s/ Donald E. Royer

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